Exhibit 10.3

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (the “Agreement”) is made and entered into on the 15th of June, 2022 by and between:

Parties:

1.	Banpu North America Corporation, a company incorporated in the State of Delaware, and having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, hereinafter referred to as the “Lender” of the one part; and

2.	BKV Corporation, a company incorporated in the State of Delaware, and having its registered office at 1200, 17th Street, Tabor Center 1, 21st Floor, Suite 2100, City of Denver, Colorado 80202, hereinafter referred to as the “Borrower” of the other part.

The Lender and the Borrower each shall be individually referred to as the “Party” and collectively as the “Parties”.

Whereas:

(i)	The Borrower and the Lender previously entered into that certain Loan Agreement dated as of 10th March 2022, which provided for a term loan facility made available by the Lender to the Borrower (the “Original Agreement”).

(ii)	The Borrower has previously drawn down and received the Loan of USD 75,000,000 in accordance with the Original Agreement.

(iii)	The Borrower plans to enter into the Bangkok Bank Facility (as defined below) and the Parties have agreed that the Loan hereof will be subordinated to the loan created under the Bangkok Bank Facility pursuant to a subordination agreement satisfactory to Bangkok Bank Public Company Limited, New York Branch in its capacity as administrative agent under the Bangkok Bank Facility.

NOW, THEREFORE, the Parties wish to amend and restate the Original Agreement by replacing it in its entirety with this Agreement from and on the Effective Date (as defined below) as follows:

Definitions:

“Bangkok Bank Facility” means a USD 600,000,000 term loan credit facility, substantially in the form attached hereto as Appendix 1, to be executed by and among the Borrower, the Senior Administrative Agent, and the lenders from time to time party thereto (as may be amended, restated, amended and restated, extended, supplemented, refinanced or otherwise modified in writing from time to time).

“Business Day” means the date which has not been declared as a public or bank holiday within the jurisdictions of incorporation of the Borrower and the Lender, including the date which is not declared as non-working day by either Party.

“Credit Documents” means this Agreement, and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith.

“Deposit” means the deposit placed in accordance with the Sale and Purchase Agreement

“Effective Date” means the “Effective Date” as defined in the Bangkok Bank Facility.

“Event of Default” means events or circumstances described in clause 9.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“IFRS” means International Financial Reporting Standard as issued by the International Accounting Standards Board.

“Interest” has a meaning given in clause 4.

“Interest Period” has a meaning given in clause 4.1.

“Interest Rate” has a meaning given in clause 4.1.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.

“Loan” means the total principal amount drawn by the Borrower prior to the date hereof under the Loan Facility.

“Loan Facility” means the total amount which the Lender has, according to terms and condition of this Agreement, lent to the Borrower.

“Material Adverse Effect” means a material adverse effect of any of (a) the business, operations, property, or condition (financial or otherwise) of the Borrower and its subsidiaries (b) the ability of the Borrower to perform its obligations under any Credit Document to which it is a party, or (c) the validity, legality or enforceability of any Credit Document or any rights and remedies of the Lender under the Credit Documents.

“Net Worth” means, at any time, total assets minus total liabilities calculated in accordance with IFRS as of the end of each quarter excluding any outstanding unrealized gains or losses from hedges, options and other similar derivative arrangements or contracts.

“One-year SOFR” means in respect of any Loan or any Interest Period, the rate certified by the Lender as the daily secured overnight financing rate based on transactions in the Treasury repurchase market where investors offer banks overnight loans backed by the bond assets published by the SOFR Administrator on the SOFR Administrator’s website of an amount comparable to that Loan or Interest for a period of one year and, if any such rate is below zero, SOFR will be deemed as zero.

“Payment Conditions” means “Payment Conditions” as defined in the Bangkok Bank Facility.

“Purpose” has a meaning given in clause 1.2.

“Purchaser” means the purchaser to the Sale and Purchase Agreement.

“Requirement of Law” means, as to any person, any law, treaty, rule, restriction or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, any federal, state or local environmental and employee benefit laws and regulations), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sale and Purchase Agreement” means the sale and purchase agreement that will be execute or executed between BKV Corporation and XTO Energy Inc. for the acquisition of shale gas assets from XTO Energy Inc.

“SOFR Administrator” means the Federal Reserve Bank of (or a successor administrator of the secured overnight financing rate).

“Specified Amount Payment Period” has the meaning ascribed thereto and defined in the Bangkok Bank Facility.

“Term” has a meaning given in clause 3.

“Trailing Twelve Month Net Borrowings to EBITDAX” means the past twelve consecutive months of the Borrower interesting-bearing debts to EBITDAX. Net borrowings mean the total book value of all long-term and short-term interest-bearing debts less cash and cash equivalents. EBITDAX means earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses.

“Senior Administrative Agent” means Bangkok Bank Public Company Limited, New York Branch in its capacity as administrative agent under the Bangkok Bank Facility.

“Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Senior Administrative Agent to be dated the effective date of the Bangkok Bank Facility by and among the Borrower, Banpu North America Corporation, the Senior Administrative Agent and each other party thereto, as may be amended, restated, amended, supplemented or otherwise modified from time to time.

“Subsidiaries” means in relation to a company or corporation (the “first-mentioned company”), any company or corporation:

(i)	which is controlled, directly or indirectly, by the first-mentioned company; or

(ii)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another company or corporation if that other company or corporation is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

1.	Loan Facility

1.1	Prior to the date hereof, the Lender made available to the Borrower the Loan Facility in a single drawdown of USD 75,000,000.00 (Seventy Five Million United States Dollars).

1.2	The Borrower agrees that the Loan provided under this Agreement shall be expended solely for the purpose of paying for the deposit to acquire shale gas assets from XTO Energy Inc. (the “Purpose”).

2.	[Reserved]

3.	Term

This Agreement shall be effective as from the Effective Date and shall continue full force effect until December 31, 2027 (the “Term”) and the Original Agreement shall thereafter be of no further force and effect; provided that the incurrence by the Borrower of the Loan has been assumed by the Borrower and shall continue to exist under and be evidenced by this Agreement and shall be paid and performed as and when due under this Agreement; provided further that this Agreement will be automatically terminated if the Bangkok Bank Facility is not entered into and executed by the parties thereof no later than September 30, 2022, and upon occurrence of such early termination, the Parties agree that the Original Agreement shall be reinstated as a binding contract between the Parties hereto as if this Agreement has never been provided and executed by the Parties.

4.	Interest

4.1	The Borrower shall pay to the Lender interest calculated from the amount of the Loan as of the date on which the Borrower receives or is deemed to have received the Loan until the date such amount has been fully repaid. The interest rate shall be a sum of one-year SOFR plus 5.25% per annum (the “Interest Rate”). The Parties agree that the interest shall be payable annually during the Specified Amount Payment Period, subject to the negative covenant conditions set out in Clause 6.18 of the Bangkok Bank Facility (the “Interest Period”). Upon the expiration of the Term, the payable interest shall become due and be paid together with the outstanding amount of the Loan.

4.2	If such one-year SOFR rate is no longer widely used or acceptable as a reference rate in the financial market, the Lender, with mutual written agreement with the Borrower and following market practice may specify another page or service displaying the comparable rate with a maturity comparable to such Interest Period after consultation with the Borrower.

4.3	Where the due date falls on a holiday of commercial banks of the Lender’s country of residence or a non-Business Day declared by the Lender, the Borrower shall pay the interest on the Business Day immediately preceding such holiday or such non-Business Day, as the case may be.

4.4	Any amount payable by the Borrower pursuant to this Agreement which is not paid when due shall bear interest, payable on demand, from the due date of such amount until paid at a rate per annum equal to 3.00% per annum in excess of the Interest Rate. The interest on overdue amounts shall be calculated for the actual number of days elapsed on the basis of a year of 360 days.

5.	Repayment

5.1	The Borrower shall repay the Loan, together with any outstanding and accrued interest, in one bullet payment to the Lender on the expiration date of the Term or otherwise acts in accordance with clause 5.3 (“Repayment Date”). Notwithstanding the foregoing, the Loan shall not be repaid at any time which would violate the terms of the Bangkok Bank Facility, and any expiration date of the Term occurring at such time shall be automatically extended until such time as such repayment is no longer prohibited by the Bangkok Bank Facility.

5.2	Where the due date falls on a holiday of commercial banks of the Lender’s country of residence or a non-Business Day declared by the Lender, the Borrower shall repay the Loan on the Business Day immediately preceding such holiday or such non-Business Day, as the case may be.

5.3	The Borrower may, at its sole discretion and subject to negative covenant conditions set out in Clause 6.18 of the Bangkok Bank Facility, repay the Loan at any time prior to the Repayment Date without any fee or penalty, provided that the Borrower shall so notify the Lender at least 3 Business Days in advance of the intended payment date.

Notwithstanding the foregoing, but subject to Section 6.18 of the Bangkok Bank Facility, if, before the expiration of the Term, the Deposit has been returned to the Purchaser in accordance with the Sale and Purchase Agreement, the Borrower shall repay the Loan then outstanding and interest accrued thereon, within 15 (Fifteen) days after the date of the Purchaser’s receipt of the Deposit or such earlier date as the Borrower (acting reasonably and in good faith) may agree with the Lender (being no earlier than the last day of any applicable grace period permitted by law).

5.4	The due amount of the Loan and any interest thereof shall be repaid and paid to the Lender by money transfer to the Lender’s bank account or in accordance with the Lender’s instruction. The Lender shall be deemed to having received the payment of interest and/or the repayment of the Loan upon the time such amount of payment and/or repayment become good fund to the Lender.

6.	Costs and Expenses

Any costs or expenses incurred in connection with the preparation, execution and performance of this Agreement including but not limited to stamp duties and specific business taxes shall be borne by the Borrower. In the event that the Lender has paid for such costs, expenses, duties and taxes, the Borrower shall reimburse the Lender for such amount in full within three (3) Business Days after being informed by the Lender in writing.

7.	Withholding Tax

In the event that the interest due to the Lender under this Agreement is subject to any withholding or deduction in respect of taxation, the Lender agrees that such withholding or deduction shall apply and the Borrower shall provide the Lender with a certificate evidencing such withholding or deduction.

8.	Event of Default

8.1	Each of the following events and circumstances shall be considered as an Event of Default:

(a)	Failure to pay: The Borrower fails to pay any sum payable under this Agreement when due or otherwise in accordance with the provisions hereof, unless the failure to pay is the result of a remittance error which is not caused by any fault of the Borrower and the failure is remedied within 5 Business Days after the due date for payment.

(b)	Execution: A creditor takes possession of all or any part of the business or assets of the Borrower, or any execution, attachment or other legal process is enforced against all or any part of the business or assets of the Borrower and is not discharged within 60 days, or any order is made against the Borrower and is not complied with or discharged within 60 days (unless the order is subject to appeal and is contested by the Borrower in good faith).

(c)	Inability to pay debts: The Borrower stops or suspends payments to its creditors or any class of its creditors, or is unable or under applicable law is deemed to be unable or admits its inability to pay its debts as they fall due, or commences any process for the relief of debtors, or is declared or becomes insolvent or bankrupt.

(d)	Insolvency proceedings: A petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or a notice is issued convening a meeting for the purpose of passing any resolution or any other step is taken for the winding-up, insolvency, bankruptcy, administration, reorganization or reconstruction of the Borrower or for the appointment of a liquidator, administrator, administrative receiver, receiver or similar officer of the Borrower or of all or any part of its business or assets.

(e)	Analogous proceedings: Any event occurs in any jurisdiction which has an effect analogous to any of the events described in paragraphs (b) (Execution), (c) (Inability to Pay Debts) (d) (Insolvency Proceedings).

(f)	Borrower’s business: The Borrower ceases to carry on all or any substantial part of its business, or changes materially the nature or scope of its business, or disposes of all or any substantial part of its business or assets, or proposes to do any of the foregoing.

8.2	As a result of any Event of Default, any amount of the Loan, interest or any sum which are not due shall become due and payable immediately, and the Borrower agrees and accepts that the Lender may file a claim to seek immediate repayment and payment of any sum due hereunder without an advance notice to the Borrower.

9.	Indemnity

9.1	General Indemnity

The Borrower shall indemnify the Lender against all losses, liabilities, damages, costs and expenses which the Lender may reasonably incur as a consequence of any Event of Default or any other breach by the Borrower of any of its obligations under this Agreement or any failure to drawdown the Loan in accordance with a drawdown notice or otherwise in connection with this Agreement (including any loss or expense incurred in liquidating or redeploying funds arranged or acquired for the purpose of advancing the Loan and any interest or fees incurred in funding any unpaid sum).

9.2	Currency Indemnity

(a)	United States Dollar shall be the currency of account and payment in respect of sums payable by the Borrower under this Agreement. If any money is paid by the Borrower or received or recovered by the Lender under this Agreement in a currency other than the currency in which the indebtedness of or payment by the Borrower is due, then the Borrower shall pay such additional amount as may be necessary so that after conversion of all such money into the currency in which the relevant indebtedness or payment is due the Lender shall have net in hands an amount in that currency equal to that portion of the indebtedness then outstanding and due to the Lender.

(b)	In the event that any judgment or order of any court of competent jurisdiction in any jurisdiction is given or made against the Borrower in respect of all or any part of money owing under this Agreement in a currency (“Judgment Currency”) other than the currency in which the indebtedness of the Borrower is due (“Contractual Currency”), then the Borrower shall as a separate and independent liability indemnify and hold the Lender harmless against any deficiency resulting from any variation in rates of exchange between the Judgment Currency and Contractual Currency occurring between (i) the date as at which any money expressed in the Contractual Currency is converted, for the purpose of any such judgment or order, into an equivalent amount in the Judgment Currency and (ii) the date or dates of discharge of such money. If the amount of the Contractual Currency which the Lender is able to purchase by such Judgment Currency exceeds the sum originally due to the Lender, the Lender shall refund such excess to the Borrower.

10.	Notice

10.1	Any notice required to be given by any Party hereto to any other shall be deemed validly served by hand delivery, electronic mail or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address given herein or such other address as may from time to time be notified for this purpose:

To the Lender:	Banpu North America Corporation 1200, 17th Street, 21st Floor, Suite 2100, Denver, Colorado 80202, United States of America Attention: Mr. Thiti Mekavichai Email: [***]

CC:	27th Floor, Thanapoom Tower 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok 10400, Thailand Fax no. [***]

To the Borrower:	BKV Corporation 1200, 17th Street, 21st Floor, Suite 2100, Denver, Colorado 80202, United States of America Attention: Mr. Chris Kalnin Email: [***]

10.2	Any notice served by hand shall be deemed to have been served on delivery, or if served by facsimile transmission to have been served when sent, or if served by electronic mail to have been served when received with confirmation of receipt or if served by prepaid registered letter to have been served 48 hours (72 hours in the case of a letter sent by airmail to an address in another country) after the time at which it was posted. In proving the service by hand and prepaid registered letter, it shall be sufficient to prove if the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove if the transmission was confirmed as sent by the original machine.

11.	Change of Law or Circumstances

If it becomes, or it becomes apparent that it is or will be, unlawful or contrary to any requirement of any governmental, fiscal, monetary or other authority (whether or not having the force of law) for the Lender to give effect to its obligations under this Agreement or to fund the Loan or any part thereof in the Lender’s country of incorporation’s interbank market, the Lender shall so notify the Borrower. Upon such notification the Facility shall be cancelled. The Borrower shall forthwith repay the Loan in full together with any accumulated interest.

12.	[Reserved]

13.	Representations and Warranties

13.1	The Borrower and the Lender each represents and warrants to the other that it is a company duly incorporated with limited liability and validly existing under the laws of the State of Delaware respectively has full power, authority and legal right to own its assets and to carry on its business.

13.2	The Borrower and the Lender each represents and warrants to the other that it has full power, authority and legal right, and all necessary corporate action has been taken in order to authorize each of the Borrower and the Lender, to enter into and to exercise its rights and perform its obligations under this Agreement.

13.3	The Borrower represents and warrants to the Lender that no consent, approval, permit exemption, or authorization of, filing with, or other act by or in respect of any other person (including the partners and creditors of the Borrower) or any Governmental Authority, is required in connection with making of the Loan hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, except as may have been obtained or made and certified copies of which have been delivered to the Lender and each of which on the date of execution of this Agreement shall be in full force and effect.

13.4	The Borrower represents and warrants to the Lender that no Requirement of Law, contractual obligation, or judgment, decree or order of any Governmental Authority binding on the Borrower would be contravened by the execution, delivery, performance or enforcement of this Agreement. The execution, delivery and performance of this Agreement will not result in or require the creation of any lien or any properties owned by the Company.

13.5	There are no suits, actions, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its subsidiaries or their respective properties, which, if adversely determined, could have a material adverse effect on the Borrower’s business or condition (financial or otherwise), taking into effect financial reserves and insurance policies maintained by the Borrower.

13.6	The Borrower and its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, environmental laws) and all orders, writs, injunctions and decrees applicable to it or its properties, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decrees is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

13.7	Neither the Borrower nor any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound. No default or Event of Default has occurred and is continuing and since the date of the most recent audited financial statements, no Material Adverse Effect has occurred and is continuing.

13.8	The Borrower and its Subsidiaries have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all due and payable taxes and assessments to the extent the failure to do so could be reasonably be expected to have a Material Adverse Effect, and no tax liens have been filed and no claims are being asserted with respect to such taxes which are required to be reflected in the financial statements, as these cases may be, and are not reflected therein.

13.9	The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower and its subsidiaries are located.

14.	Covenants

14.1	The Borrower shall, as promptly as possible, give written notice to the Lender of:

(a)	The occurrence of any Event of Default and any event which, with the passage of time or the giving of notice or both, would become an Event of Default, specifying the nature and period of existence thereof and the action that the Borrower is taking and proposes to take with respect thereto.

(b)	Any investigation, action, suit, proceeding before any Governmental Authority, or any litigation, legal proceeding, dispute, circumstance or other matter which has resulted or could reasonably be expected to result in an Event of Default or have a Material Adverse Effect.

(c)	Occurrence of any event that reasonably could be expected to have a Material Adverse Effect.

14.2	The proceeds of the Loan shall be used solely for the Purpose specified hereunder. None of such proceeds shall be used, directly or indirectly, for other purposes.

14.3	The Borrower shall at all times comply with all Requirements of Laws (including, without limitation, environmental laws); provided, however, that the Borrower shall not be deemed in default of this clause if such non-compliances individually or in the aggregate have no Material Adverse Effect.

14.4	Without the prior written consent of the Lender, the Borrower shall not, nor will it permit any Subsidiaries to, create, incur or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

14.5	The Borrower and its Subsidiaries shall not, without the prior written consent of the Lender, consummate any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, sell, lease, license or otherwise dispose of, in one or a series of related transactions, all or substantially all of its property, or materially alter the nature of its business.

14.6	The Borrower will not, nor will it permit any Subsidiaries to, create, incur, assume or suffer to exist any indebtedness and guarantee (other than any indebtedness or guarantee created, incurred, assumed or suffered to exist in connection with the Bangkok Bank Facility or any other Loan Documents (as defined in the Bangkok Bank Facility)) unless granted a written consent of the Lender.

14.7	The Borrower shall not permit at any time the sum of Net Worth of the Borrower to be less than $800,000,000.

14.8	At all times after Effective Date, the Borrower shall not permit at any time the Trailing Twelve Month Net Borrowings to EBITDAX ratio to be greater than 3.0x.

14.9	Without the prior written consent of the Lender, the Borrower shall not, and shall not permit any Subsidiaries to, engage to any material extent in any business other than those businesses conducted by the Borrower and its subsidiaries on the date hereof or any business reasonably related or incidental thereto.

14.10	The Borrower shall, at least on semi-annual basis or upon the reasonable request by the Lender, submit the Lender the test result of the Payment Conditions in accordance with the terms and conditions set out in the Bangkok Bank Facility.

15.	Miscellaneous

15.1	No failure or delay by the Lender in exercising its rights, powers, and privileges hereunder shall impair the same or operate as a waiver of the same, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other rights, powers or privileges.

15.2	This Agreement shall be governed by and construed in accordance with the laws of New York.

15.3	Each notice or other communication under this Agreement shall be in English. Any other documents required to be delivered under this Agreement shall be in English.

15.4	The Borrower may not assign any of its rights, benefits and obligations under this Agreement. The Lender may at any time assign to any one or more all or any part of its rights and benefits arising out of this Agreement.

15.5	Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Parties.

15.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall have full force and effect and will not be affected or impaired thereby.

[THE REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

This Agreement is made in duplicate, and the Parties hereto have read, understood and accepted the contents of this Agreement as thoroughly corresponding with their genuine intentions pertaining hereto. Thus, in witness whereof, the Parties hereto have set their hands and seals (if any) on this Agreement in the presence of witnesses below:

The Lender:

For and on behalf of
Banpu North America Corporation

/s/ Thiti Mekavichai	/s/ Somruedee Chaimongkol
Thiti Mekavichai	Somruedee Chaimongkol
Authorized Director	Authorized Director

The Borrower

For and on behalf of
BKV Corporation

/s/ Christopher P. Kalnin
Christopher P. Kalnin
CEO

APPENDIX 1

BANGKOK BANK FACILITY